UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2008

API NANOTRONICS CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29429

Delaware	98-0200798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

505 University Avenue
Suite 1400
Toronto, Ontario M5G 1X3
Canada
(Address of principal executive offices, including zip code)

(416) 593-6543
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 30, 2007, the Compensation Committee of the board of directors of API Nanotronics Corp. (the "Company") acted to reprice stock options previously granted to five Company employees. The options, some of which had been previously issued pursuant to the API Nanotronics Corp. 2006 Equity Incentive Plan (the "Plan"), and some of which were issued prior to the adoption of the Plan by the Company, were repriced to have an option exercise price of $0.1005 per share. The other terms of the options, including the vesting schedules, remained unchanged as a result of the repricing except that the options granted to one employee who was formerly a consultant to the Company became incentive stock options to the extent allowed by law so that they were more similar to the other employee options.

The repriced options had originally been issued with $0.20 to $0.269 per share option exercise prices, which prices reflected the then current market prices of the Company's stock on the dates of original grant. (The original option exercise prices have been adjusted for the subsequent 5-for-1 stock split that was effective on November 19, 2007.) As a result of the decline in the Company's stock price since the date of grant of these options, the Compensation Committee believed that such options needed to be repriced in order to properly incentivize the Company's employees.

The persons receiving the repriced options included Thomas W. Mills, Sr., the Company's president and a director, Claudio Mannarino, the Company's Chief Financial Officer and a vice president, and Martin Moskovits, the Company's Chief Technology Officer.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API NANOTRONICS CORP.

Date: June 03, 2008	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman